Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this the Registration Statement of UAS Drone Corp. (the “Company”) on Form S-1 of our report dated March 22, 2019, which includes an explanatory paragraph as to the Company’s ability to continue as going concern, with respect to our audit of the financial statements of the Company as of and for the year ended December 31, 2018, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

D. Brooks and Associates CPAs, P.A.

Palm Beach Gardens, FL

April 30, 2020